Exhibit 4.22
WARRANT AGREEMENT
THIS WARRANT AGREEMENT (this “Agreement”), dated as of February 19, 2026, is by and among reorganized Azul S.A., a Brazilian corporation (sociedade anônima) (the “Company”), and the GUC Trust, as initial warrant holder (the “Initial Holder”).
WHEREAS, on May 28, 2025, the Company and its affiliated debtors (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under the Case No. 25-11176 (SHL);
WHEREAS, on December 10, 2025, the Debtors filed the second amended Joint Chapter 11 Plan of Reorganization of Azul S.A. and its Debtor Affiliates [ECF No. 1031] (as amended or supplemented from time to time, the “Plan of Reorganization”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Plan of Reorganization;
WHEREAS, on December 19, 2025, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order (I) Confirming the Joint Chapter 11 Plan of Reorganization of Azul S.A. and its Debtor Affiliates and (II) Granting Related Relief [ECF No. 1090] (the “Confirmation Order”) confirming the Plan of Reorganization, and the Debtors emerged from their chapter 11 cases on the date first written above (the “Effective Date”);
WHEREAS, pursuant to the Plan of Reorganization and in reliance on the exemption from the registration requirements of the Securities Act and any applicable state securities or “blue sky” laws afforded by Section 1145(a) of the Bankruptcy Code, the Company will issue, pursuant to article 75 of Brazilian Corporations Law, on or as soon as reasonably practicable after the Effective Date, warrants (the “Warrants”) to subscribe for 1,231,164,424,677 common shares of the Company, no par value per share (“Common Shares”), representing an aggregate total of 2.2% of the total number of the Common Shares issuable pursuant to the Plan of Reorganization, calculated on a Fully Diluted basis (subject to dilution by the MIP Interests (as defined in the Plan of Reorganization) and assuming the Other Specified Warrants (as defined herein) and the preemptive rights associated therewith are not exercised), to the GUC Trust for the benefit of the GUC Trust Beneficiaries, as shown in the capitalization table attached hereto as Exhibit B, provided, that following the Effective Date the amount of Common Shares for which the Warrants are exercisable shall be adjusted to equal an amount representing Warrants to purchase 5.5% of the total number of Common Shares to be issued pursuant to the Plan of Reorganization (subject to dilution from the MIP Interests) multiplied by the Trust Percentage (the “Agreed Exercise Amount”);
WHEREAS, the Company will issue or cause to the issued the Warrants as set forth in the Plan of Reorganization and this Agreement pursuant to a settlement with the Creditors’ Committee;

WHEREAS, the Initial Holder shall, in accordance with the GUC Trust Agreement and the terms and conditions set forth herein, administer and distribute the GUC Trust Assets, which includes the Warrants, for the benefit of the GUC Trust Beneficiaries;
WHEREAS, the Company desires to provide for the form and provisions of the Warrants to be granted to the Initial Holder, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company and the Initial Holder; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when issued, the valid, binding and legal obligation of the Company, and to authorize the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.Definition of Terms. As used in this Agreement, the following capitalized terms shall have the following respective meanings:
(a)“Additional Common Shares” has the meaning set forth in Section 2.3 hereof.
(b)“Additional Investment Holders Warrants” means the warrants originally subscribed by the Additional Investment Holders pursuant to that certain Warrant Agreement, dated as of February 17, 2026 between the Company, the Additional Investment Holders (as defined therein) and United Airlines, Inc.
(c)“ADS” has the meaning set forth in Section 3.3 hereof.
(d)“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.
(e)“Aggregate USD Exercise Price” means the Agreed Exercise Amount multiplied by the USD Exercise Price.
(f)“Agreed Exercise Amount” has the meaning set forth in the Recitals.
(g)“American Warrants” means the warrants originally subscribed by American Airlines, Inc. pursuant to that certain Amended and Restated Equity Investment Agreement and that certain Warrant Agreement, each dated as of February 17, 2026 between the Company and the American Airlines, Inc.
(h)“Applicable Stock Exchange” means the stock exchange with the highest volume of trading of Common Shares during the 45-calendar day period immediately preceding any date of determination. For the avoidance of doubt, (i) the Applicable Stock Exchange may include the Brazilian Stock Exchange and any U.S. national or regional securities exchange on which the Common Shares or the ADSs, as applicable, are listed and (ii) for any relevant determination measured over a span of multiple days, the Applicable Stock

Exchange shall be the stock exchange determined as of the first day of such measurement period.
(i)“Arbitral Tribunal” has the meaning set forth in Section 7.11 hereof.
(j)“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.
(k)“Black Scholes Value” means the value in USD of the unexercised portion of any Warrants remaining on the date of any Registered Holder’s request pursuant to Section 4.6, which value is calculated using the Black Scholes Option Pricing Model for a “call” option, as obtained from the “OV” function on Bloomberg, L.P. utilizing (i) an underlying price per share equal to the volume-weighted average price in USD (“VWAP”) of the Common Shares on the Applicable Stock Exchange for the ten (10) consecutive trading days commencing on (and including) the first full trading day immediately following the first public announcement of the applicable Change of Control, (ii) a strike price equal to the USD Exercise Price in effect on the date of the Registered Holder’s request pursuant to Section 4.6, (iii) a risk-free interest rate corresponding to the stated rate on the United States Treasury security with a maturity closest to the remaining term of the Warrants beginning on the date of the first public announcement of the applicable Change of Control and ending on the date that is four years from the Date of Issuance, (iv) a zero cost of borrow, (v) a remaining term for the Warrants equal to the length of time beginning on the date of the first public announcement of the applicable Change of Control and ending on the date that is four years from the Date of Issuance, and (vi) an expected volatility equal to fifty percent (50%). For the avoidance of doubt, the announcement, public disclosure or approval of any proposed Change of Control, without its consummation, shall not give rise to any right to receive the Black Scholes Value. Attached as Annex A is an illustrative example of the calculation of the Black Scholes Value based on the assumptions set forth therein.
(l)“Board of Directors” means the Board of Directors of the Company.
(m)“Board Ratification Meeting” has the meaning set forth in Section 3.5 hereof.
(n)“Bookkeeping Agent” means the financial institution engaged by the Company to provide securities registration services, which is currently Itaú Corretora de Valores S.A..
(o)“Brazil” means the Federative Republic of Brazil.
(p)“Brazilian Corporations Law” mean Brazilian Law No. 6,404, of December 15, 1976.
(a)“Brazilian Stock Exchange” means B3 S.A.
(b)“Business Day” means any day other than a Saturday, Sunday or any other day on which (i) the Primary Stock Exchange is closed for trading, or (ii) banking institutions in São Paulo, Brazil are authorized or obligated by Law to close.
(c)“Cashless Exercise” has the meaning set forth in Section 3.3(c) hereof.
(d)“Change of Control” means, in each case, with respect to the Company and in connection with a consolidation, merger, sale of substantially all assets or similar transaction: (a) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) as a result of which all Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (b) any share exchange, consolidation or merger of the Company pursuant to which all Common Shares will be converted into cash, other securities or other property; provided, however, that such a transaction in which the holders of all classes of the Company’s ordinary share capital immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction shall not be a Change of Control pursuant to clause (a) or this clause (b); or (c) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries, in each case (under each of clauses (a) through (c)) if such event is publicly announced between the Date of Issuance and the third anniversary thereof and consummated on or prior to the second anniversary of the date of such public announcement; provided, that, notwithstanding the forgoing, a transaction which triggers an adjustment pursuant to Sections 4.1, 4.2, 4.3 or 4.4 shall not be a Change of Control. For the avoidance of doubt, in no event shall any merger, consolidation, share exchange or similar transaction between the Company and Azul Linhas Aéreas Brasileiras, or between the Company and any other of the Company’s Subsidiaries, constitute a Change of Control under this Agreement.
(e)“Common Shares” has the meaning set forth in the Recitals and shall include any successor security as a result of any recapitalization, reorganization, reclassification or similar transaction involving the Company. For the avoidance of doubt, for all purposes under this Agreement, references to “Common Shares” shall include any Common Shares in the form of ADSs.
(f)“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Shares or ADSs, but excluding Options.
(g)“Current Sale Price” of the Common Shares on any date of determination means:
(i)if the Common Shares are listed on the Brazilian Stock Exchange or a U.S. national or regional securities exchange on such date, the average closing sale price per share of the Common Shares (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for such date of determination (or, if such date is not a trading day, the immediately preceding trading day), as reported by the Applicable Stock Exchange;
(ii)if the Common Shares are not listed on either the Brazilian Stock Exchange or a U.S. national or regional securities exchange, the average last quoted sale price for the Common Shares (or, if no sale price is reported, the average of the high bid and low asked price for such date) for such date of determination (or, if such date is not a trading day, the immediately preceding trading day), in the over-the-counter market as reported by OTC Markets Group Inc. or other similar organization; or
(iii)in all other cases, as determined in good faith by the Board of Directors.
The Current Sale Price shall be determined without reference to early hours, after hours or extended market trading. If the Common Shares are traded in Brazilian reais on the Applicable

Stock Exchange, or over-the-counter market, the Current Sale Price shall be converted into USD in accordance with the USD/BRL Exchange Rate.
(h)“CVM” means the Brazilian Securities Commission (Comissão de Valores Mobiliários), the regulatory authority tasked with overseeing the Brazilian capital markets.
(i)“Date of Issuance” has the meaning set forth in Section 2.1(a) hereof.
(j)“Dispute” has the meaning set forth in Section 7.11 hereof.
(k)“Effective Date” has the meaning set forth in the Recitals.
(l)“Exercise Date” means any date, on or prior to the expiration of the Exercise Period, on which the Registered Holder exercises the right to purchase the Warrant Exercise Shares by (i) paying the Exercise Price or satisfying the Cashless Exercise and (ii) submitting the Exercise Form to the Bookkeeping Agent, in whole or in part, pursuant to and in accordance with the terms and conditions described herein.
(m)“Exercise Form” shall mean the exercise form substantially in the form attached hereto as Exhibit A.
(n)“Exercise Price” means the price in Brazilian reais, which is equal to the USD Exercise Price multiplied by the applicable USD/BRL Exchange Rate. The Exercise Price is subject to adjustment from time to time through any applicable adjustment to the USD Exercise Price as provided in Article IV hereof.
(o)“Exercise Period” has the meaning set forth in Section 3.2 hereof.
(p)“Final Class 6 Claims Reconciliation Date” shall mean the date upon which there are no Disputed Claims remaining in Class 6 of the Debtors’ Plan of Reorganization, which shall be no later than the date that is 60 calendar days following the Effective Date; provided, however, that the Final Class 6 Claims Reconciliation Date may be extended upon agreement by the Company and the Initial Holder.
(q)“Fully Diluted” means all Common Shares outstanding as of the applicable measurement date, (i) together with all Common Shares then issuable upon (a) the conversion of Convertible Securities at the then applicable conversion rate, and (b) the exercise of any Options, and (ii) giving effect to the ERO Shares, the Backstop Payment Securities, and any Additional Investment involving the issuance of New Equity Interests, and the exercise of any statutory preemptive rights in accordance with the Transaction Steps, the ERO Procedures, and Brazilian law, as such terms are defined in the Plan of Reorganization; provided, that, for purposes of clauses (i) and (ii), all conditions to the convertibility and/or exercisability of Convertible Securities and Options of the Company shall be deemed to have been satisfied, provided, further, that “Fully Diluted” shall not include or account for any dilutive effect arising from (i) the issuance of MIP Interests on account of the Management Incentive Plan (each as defined in the Plan of Reorganization); and (ii) any statutory preemptive rights relating or resulting from the issuance of the Warrants.
(r)“Governmental Authority” means any (i) government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in each case, whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.
(s)“GUC Trust” means the trust established for the benefit of the GUC Trust Beneficiaries on the Effective Date, in accordance with the Plan of Reorganization and pursuant to the GUC Trust Agreement, to receive, hold, and administer the GUC Trust Assets.
(t)“GUC Trustee” means, in its capacity as such, (i) initially U.S. Bank Trust National Association, as GUC Trustee under the GUC Trust Agreement, and (ii) any successor or replacements duly appointed under the terms of the GUC Trust Agreement.
(u)“GUC Trust Agreement” means that certain General Unsecured Claims Trust Agreement, dated as of February 19, 2026, by and between Azul S.A. and its affiliated debtors and debtors-in-possession and the GUC Trustee.
(v)“ICC Rules” has the meaning set forth in Section 7.11 hereof.
(w)“Initial Holder” has the meaning set forth in the Recitals.
(x)“Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances, registration requirements, disclosure requirements and other pronouncements having the effect of law of the Brazil, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.
(y)“Options” means any warrants or other rights or options to subscribe for or purchase Common Shares or Convertible Securities.
(z)“Other Specified Warrants” means the Additional Investment Holders Warrants, the American Warrants and the United Warrants.
(aa)“Permitted Transferee” has the meaning set forth in Section 2.1(c) hereof.
(ab)“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, indenture trustee, organization, joint stock company, joint venture, estate, trust, governmental unit or any political subdivision thereof, or any other entity.
(ac)“Plan of Reorganization” has the meaning set forth in the Recitals.
(ad)“Primary Stock Exchange” means the Brazilian Stock Exchange or, if the Common Shares are not listed on the Brazilian Stock Exchange, the principal U.S. national or regional securities exchange or over-the-counter market on which the Common Shares are listed or traded.
(ae)“Pro Rata Repurchase Offer” means any offer to purchase Common Shares by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder and/or to CVM Rule 215, as of October 29, 2024, as amended, if the Common Shares are listed on the Brazilian Stock Exchange at the time or (ii) any other offer available to substantially all holders of Common Shares (subject to satisfaction of any conditions to participation therein such as those relating to minimum holding percentages or accredited status) to purchase or exchange their Common Shares, in the case of both (i) or (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person, or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while the Warrants are outstanding, excluding, in all cases any tender offer made to holders of fewer than one hundred Common Shares in order to reduce the number of small shareholders of record (odd lot tender offers). The “effective date” of a Pro Rata Repurchase Offer shall mean the date of acceptance of shares for purchase or exchange by the Company under any tender or exchange offer which is a Pro Rata Repurchase Offer as well as the auction date if the Common Shares are listed on the Brazilian Stock Exchange at the time, or the date of purchase with respect to any Pro Rata Repurchase Offer that is not a tender or exchange offer.
(af)“Registered Holder” has the meaning set forth in Section 2.1(c) hereof; provided, that, for the avoidance of doubt, the Initial Holder and any Permitted Transferee shall be Registered Holders for all purposes under this Agreement; provided, further, that in the event that there is more than one Registered Holder of the Warrants, the term “Registered Holder” shall mean any and all such Registered Holders.
(ag)“Requisite Holders” means the Registered Holders of Warrants exercisable for a majority of the Common Shares issuable upon exercise of all Warrants then outstanding.
(ah)“SEC” means the Securities and Exchange Commission or any other federal agency administering the Securities Act or the Exchange Act.
(ai)“Securities Act” means the Securities Act of 1933, as amended.
(aj)“Strategy Committee” means the statutory committee established pursuant to the Debtors’ amended bylaws as of the Effective Date.
(ak)“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity (other than a corporation), a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company or other business entity gains or losses or shall be or control the general partner, the managing member or entity performing similar functions of such partnership, limited liability company or other business entity.
(al)“Transfer” means any transfer, sale, assignment or other disposition.
(am)“United Warrants” means the warrants originally subscribed by United Airlines, Inc. pursuant to that certain Warrant Agreement, dated as of February 17, 2026 between the Company, United Airlines, Inc. and the Additional Investment Holders (as defined there).
(an)“USD Exercise Price” means USD$0.0000694306713902942 per share (subject to adjustment from time to time as provided in Article IV).

(ao)“USD/BRL Exchange Rate” means the average between the official sale and purchase price of USD (expressed as the amount of Brazilian reais per one U.S. dollar) as published by the Brazilian Central Bank (PTAX- cotação de fechamento) as of the Business Day immediately prior to the date on which any BRL amount is converted into USD pursuant to this Agreement.
(ap)“Warrant Exercise Shares” means the number of Common Shares issuable upon the exercise of a Warrant, which is subject to adjustment as set forth in Section 2.3 and Article IV and the maximum number of Common Shares as set forth in Section 2.1(b) hereof.
(aq)“Warrant Register” has the meaning set forth in Section 2.1(c) hereof.
(ar)“Warrant Statements” has the meaning set forth in Section 2.1(c) hereof.
(as)“Warrants” has the meaning set forth in the Recitals.
Section 1.2.Rules of Construction.
(a)The singular form of any word used herein, including the terms defined in Section 1.1 hereof, shall include the plural, and vice versa. The use herein of a word of any gender shall include correlative words of all genders.
(b)Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivision of this Agreement as originally executed. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.
(c)References to “R$” are to Brazilian reais in lawful currency of Brazil, and references to “USD” are to dollars in lawful currency of the United States of America.
(d)The Exhibits attached hereto are an integral part of this Agreement.
ARTICLE II.

WARRANTS
Section 2.1.Issuance of Warrants.
(a)On the terms and subject to the conditions of this Agreement and in accordance with the terms of the Plan of Reorganization, on or as soon as reasonably practicable after the Effective Date (such date, the “Date of Issuance”), the Company will issue the Warrants to the Initial Holder for the benefit of the GUC Trust Beneficiaries (as defined in the Plan of Reorganization).
(b)The maximum number of Common Shares issuable pursuant to exercise of the Warrants shall be a number of Common Shares equal to 2.2% of the total number of Common Shares to be issued by the Company pursuant to the Plan of Reorganization, calculated on a Fully Diluted basis, as such amount will be adjusted in accordance with this Agreement prior to the Exercise Date. For the avoidance of doubt, in no event shall the Exercise Date occur before such reduction has been implemented.
(c)Unless otherwise provided in this Agreement, the Warrants shall be issued by electronic entry registration on the books of the Company maintained by the

Bookkeeping Agent (the “Warrant Register”) and shall be reflected on statements issued by the Company (the “Warrant Statements”) from time to time to the person(s) in whose name such Warrants are registered on the books of the Company (the “Registered Holder” of such Warrants). The Company shall register the Warrants on the Warrant Register, and exercises, exchanges, cancellations and transfers of any outstanding Warrants in accordance with the procedures set forth in Section 5.1 of this Agreement. All Warrants shall be subject to the transfer restrictions set forth in Section 5.1, and, for so long as such restrictions apply, may be transferred only to a person or entity (i) that was a Backstop Commitment Party (as such terms are defined in the Plan of Reorganization) as of the Effective Date, (ii) that is a holder of a Trust Certificate (as such term is defined in the Plan of Reorganization) as of the date of such transfer, (iii) that, with respect to the foregoing clauses (i) and (ii), is an affiliate of any such person or entity, or (iv) with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed (each, a “Permitted Transferee”). Nothing in this Section 2.1(c) shall be construed to permit any transfer of Warrants other than as permitted under Section 5.1.
(d)The total consideration to be paid by the Initial Holder for the subscription of the Warrants shall be USD$136,680,000, which will be paid by means of the capitalization of Allowed General Unsecured Claims contributed to the Initial Holder by the GUC Trust Beneficiaries (as such terms are defined in the Plan of Reorganization); provided, that such total consideration may be increased upon agreement by the Company and the Initial Holder.
(e)No certificate will be issued due to the Warrants.
Section 2.2.Registration and Countersignature; Evidence of Title. The title of the Warrants shall be evidenced by the deposit account statement issued by the Bookkeeping Agent or, if held in the central depository, by the statement issued in the name of the Registered Holder by the central depository.
Section 2.3.Adjustment of Warrant Exercise Shares.
(a)The Initial Holder acknowledges and agrees that the Company's current shareholders have the preemptive right to subscribe to the Warrants, pursuant to Article 57, paragraph 1, and Article 171, paragraphs 2 and 3 of the Brazilian Corporations Law. If any preemptive right is exercised by a shareholder, the Company shall retain such cash, keep the Agreed Exercise Amount and issue Warrants to such shareholders, provided, that the corresponding Warrant Exercise Shares delivered to the Initial Holder remain unchanged.
(b)On the Final Class 6 Claims Reconciliation Date, the number of Warrant Exercise Shares to be issued by the Company for each Warrant shall be adjusted to reflect the right of the Initial Holder to receive an aggregate number of Warrant Exercise Shares equal to the Agreed Exercise Amount; provided, that any such adjustment shall be made in consultation with the Initial Holder.
(c)In the event the Company shall at any time after the date hereof but prior to the expiration of the Exercise Period issue any Common Shares (the “Additional Common Shares”) upon exercise of the Other Specified Warrants (including, for the avoidance of doubt, exercise by any subsequent holder of such warrants) or any preemptive rights associated therewith, the Agreed Exercise Amount shall be increased by a number of Common Shares equal to the number of such Additional Common Shares multiplied by a fraction (i) the numerator of which is the product of 5.5% and the Trust Percentage and (ii) the denominator of which is (x) one minus (y) the product of 5.5% and the Trust Percentage. The number of Warrant Exercise Shares to be issued by the Company shall be adjusted to reflect the increased

Agreed Exercise Amount but the Aggregate USD Exercise Price will remain unchanged. For the avoidance of doubt, the USD Exercise Price per share shall be multiplied by a fraction (i) the numerator of which is the Agreed Exercise Amount in effect prior to the issuance of the Additional Common Shares and (ii) the denominator of which is the increased Agreed Exercise Amount after the issuance of the Additional Common Shares.
(d)
ARTICLE III.

TERMS AND EXERCISE OF WARRANTS
Section 3.1.Exercise Price. Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of this Agreement, to subscribe one Common Share to be issued by the Company pursuant to the Plan of Reorganization (subject to adjustment from time to time as provided in Section 2.3 and Article IV hereof), at the Exercise Price. Subject to the Registered Holder’s ability to exercise the Warrants pursuant to the Cashless Exercise, the Exercise Price (rounded up to the nearest cent) shall be paid in cash by the Registered Holder by wire transfer.
Section 3.2.Exercise Period. Warrants may be exercised by the Registered Holder thereof, in whole or in part (but not as to a fractional Warrants), at any time and from time to time after the Final Class 6 Claims Reconciliation Date and after the Warrants are adjusted to the Agreed Exercise Amount and prior to 5:00 P.M., São Paulo time and until the date that is the fifth anniversary of the Date of Issuance (the “Exercise Period”). The Company shall publish a notice to Registered Holders in accordance with the Brazilian laws with respect to the commencement of the Exercise Period. To the extent that a Warrant is not exercised prior to the expiration of the Exercise Period, it shall be automatically cancelled with no action by any Person, and with no further rights thereunder, upon such expiration.
Section 3.3.Method of Exercise.
(a)The Warrants may be exercised during the Exercise Period, subject to the procedures of the Bookkeeping Agent, at the sole discretion of its Registered Holder, upon request for exercise and payment of the Exercise Price, and subject to the terms and conditions described in Section 3.3(b) below.
(b)Subject to the procedures of the Bookkeeping Agent, the Registered Holder of any Warrants may exercise, in whole or in part, such Registered Holder’s right to subscribe for the Warrant Exercise Shares issuable upon exercise of such Warrants by providing an Exercise Form substantially in the form of Exhibit A hereto, properly completed and duly executed by the Registered Holder thereof, to the Bookkeeping Agent.
(c)In lieu of paying the Exercise Price by wire transfer, any Registered Holder may elect to exercise the Warrants by authorizing the Company to withhold and not issue to such Registered Holder, in payment of the Exercise Price thereof, a number of such Warrant Exercise Shares equal to (x) the product of (i) the number of Warrant Exercise Shares for which the Warrants are being exercised, and (ii) the USD Exercise Price, divided by (y) the Current Sale Price on the Exercise Date (and such withheld shares shall no longer be issuable under such Warrants and the Registered Holder shall not have any rights or be entitled to any payment in respect to such withheld shares) (the “Cashless Exercise”). The Cashless Exercise shall be considered an adjustment to the number of Warrant Exercise Shares to be delivered to the Registered Holder. For all legal purposes, the Exercise Price of the Warrants subject to a

Cashless Exercise shall be R$1,000, divided by the number of Warrant Exercise Shares and in any event shall never be lower than R$ 0.01 (one cent of a Real).
(d) Unless otherwise elected by the Initial Holder, the Warrants will be issued directly to and deposited with Lumen Trust Ltda. (“Comissário”), who will hold such Warrants until directed otherwise by the Registered Holder in accordance with this Agreement. The Registered Holder may direct the Comissário to exercise the Warrants, receive the Shares in its name and upon written instruction from the Registered Holder deposit such Shares into the Company’s American Depositary Shares (“ADS”) program. Any fractional number of Common Shares that does not reach the necessary number of Common Shares to form one (1) ADS shall remain with the Comissário; provided, however, that the Comissário shall be responsible for, as soon as reasonably practicable and no later than thirty (30) days following the deposit of Common Shares into the Company’s ADS program pursuant to this Section 3.3(d), selling such remaining Common Shares on the Brazilian Stock Exchange, and transferring the full proceeds of such sale, in cash, to the Registered Holder upon receipt of payment instructions from the Registered Holder. The engagement costs related to such appointment of the Comissário, as per the engagement letter sent by the Comissário, shall be borne exclusively by the Company.
Section 3.4.Payment of the Exercise Price. The Exercise Price will be paid in Brazilian currency (Brazilian reais) in compliance with the rules and procedures of the Bookkeeping Agent.
Section 3.5.Issuance of Warrant Exercise Shares and Approval of Capital Increase. At the end of each calendar month during the Exercise Period, the Board of Directors, on dates to be previously disclosed by means of notice to the Registered Holder(s) of the Warrants, shall approve the increase in the Company's capital stock and the issuance of Warrant Exercise Shares resulting from the exercise of the Warrants (a “Board Ratification Meeting”). The Board Ratification Meeting shall not be carried out if no Warrant is exercised during the applicable calendar month.
Section 3.6.Board Ratification Date. For all legal purposes, the Warrants that are exercised during the Exercise Period shall only be considered converted into Warrant Exercise Shares on the date of the respective Board Ratification Meeting (a “Board Ratification Date”).
Section 3.7.Issuance and Credit of Warrant Exercise Shares. The Warrant Exercise Shares subscribed as a result of the exercise of the Warrants shall be issued and credited in the name of the Registered Holder within three (3) Business Days of the applicable Exercise Date.
Section 3.8.ADSs.
(a)For as long as the Company maintains ADSs, the Company shall use best efforts to maintain a sponsored ADS program and enter into a depositary agreement with the Comissário. The agreement entered with the Comissário shall allow the inclusion of any shares issued under the Warrants in the ADS facility, so that the holder of the Warrants is entitled to elect to receive ADSs in lieu of Common Shares.
(b)A Registered Holder shall have the right to elect to receive ADSs in lieu of Common Shares on the applicable Exercise Date. In that event, the Registered Holder shall inform the Company in writing of its decision on or prior to the Exercise Date. If Warrants are in the custody of the Comissário, the Registered Holder shall direct the Comissário to exercise the Warrants and the Comissário shall exercise the Warrants, receive the Common Shares in its name, and upon written instruction from the Registered Holder, deposit such Common Shares into the Company’s ADS program. If the Warrants are at such time held directly by the Registered Holder, then such Registered Holder shall exercise the Warrants, receive Common Shares directly in its name and take the necessary actions to deposit such shares with the Company´s ADS program. The Company shall take all reasonable measures to cooperate with such deposit.
(c)Each ADS issued pursuant to the ADS program contemplated herein, if/as applicable, shall represent to the fullest extent permitted by applicable law and the terms of the deposit agreement, economically and substantively equivalent to the Warrant Exercise Shares issued upon exercise of the Warrants.
Section 3.9.Authorized Capital.
(a)     During the Exercise Period, the Company shall at all times preserve its authorized capital in a manner that allows the issuance of a number of Common Shares equal to the aggregate Warrant Exercise Shares issuable upon the exercise of the outstanding Warrants. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such Common Shares may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party on the date hereof, or any requirements of any securities exchange upon which the Common Shares may be listed or any applicable Laws. The Company shall not take any action which would cause its authorized capital not to permit the issuance of such shares required to be issued upon exercise of the Warrant.

(b)     The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Exercise Shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Agreement and assuming the corresponding Exercise Price has been duly paid, be fully paid and non-assessable and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof. If at any time prior to the expiration of the Exercise Period the authorized capital of the Company is not sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may be reasonably necessary (including seeking stockholder approval, if required) to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not establish a par value (valor nominal) for its of the Common Shares.

(c)     The Company represents and warrants to the Registered Holder that the issuance of the Warrants and the issuance of Common Shares upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other material agreements to which the Company is a party on the date hereof.

Section 3.10.Fractional Shares. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of any Warrants, and in any case where a Registered Holder of Warrants would, except for the provisions of this Section 3.9, be entitled under the terms thereof to receive a fraction of a share upon the exercise of such Warrants, the

Company shall, upon the exercise of such Warrants, issue or cause to be issued only the largest whole number of Warrant Exercise Shares issuable upon such exercise (and such fraction of a share will be disregarded, and the Registered Holder shall not have any rights or be entitled to any payment with respect to such fraction of a share); provided, that the number of whole Warrant Exercise Shares which shall be issuable upon the contemporaneous exercise of any Warrants shall be computed on the basis of the aggregate number of Warrant Exercise Shares issuable upon exercise of all such Warrants.
Section 3.11.Bookkeeping Agent. The Company shall maintain an agreement with the Bookkeeping Agent for as long as Warrants remain outstanding, and shall not replace the Bookkeeping Agent without the Registered Holder’s approval or terminate such agreement in any manner which interferes with the timely exercise of such Warrants.
Section 3.12.Close of Books. The Company shall not take any action which would reasonably be expected to impede or interfere with the exercise of the Warrants, including closing any applicable corporate books.
Section 3.13.Payment of Taxes. In connection with the exercise of any Warrants, the Company shall pay all expenses in connection with, and all stamp or similar taxes and other charges of any Governmental Authority that may be imposed with respect to, the issuance or delivery of the Warrant Exercise Shares upon such exercise by the Registered Holder; provided, however, that the Company shall not be required to pay (i) any applicable withholding or income tax imposed by any Governmental Authority on the Registered Holder or any other Person or (ii) any stamp or similar taxes and other charges imposed by any Governmental Authority on the issuance or delivery of the Warrant Exercise Shares to any Person other than the Registered Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax or other charge, or has established to the satisfaction of the Company that such tax or other charge has been paid.
ARTICLE IV.

ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT
EXERCISE SHARES
Section 4.1.Adjustment Principles. In order to prevent dilution of the rights granted under the Warrants, the Exercise Price shall be subject to adjustment from time to time through any applicable adjustment to the USD Exercise Price as provided in this Article IV, and the number of Common Shares issuable upon exercise of each Warrant shall be subject to adjustment from time to time as provided in this Article IV.
Section 4.2.In the event of any share split (desdobramento), reverse share split (grupamento), bonus issue, stock dividend or similar capitalization of the Company’s share capital affecting the common shares of the Company, the Warrants shall be automatically and equitably adjusted so as to preserve the economic conditions and advantages originally contemplated hereby. For such purpose, the Company may adjust, as applicable, (i) the number of Common Shares issuable upon exercise of the Warrants, and/or (ii) the Exercise Price of the Warrants (through any applicable adjustment to the USD Exercise Price) as provided in this Article IV, in each case in such manner as the Company reasonably determines to be necessary to maintain the economic rationale of the transaction and to avoid dilution or undue enrichment of the holders of the Warrants. Any such adjustment shall be made in good faith and in accordance with applicable law, and shall not result in an increase in the aggregate USD

Exercise Price payable upon full exercise of the Warrants immediately prior to such adjustment, except for rounding adjustments as may be required.
Section 4.3.Subdivision, Combination, or Issuance of Common Shares. Following the Date of Issuance, in the event that the amount of outstanding Common Shares are increased or decreased by combination (by reverse stock split or reclassification) or subdivision (by any stock split or reclassification) of the Common Shares, any distribution by the Company of additional Common Shares to all holders of Common Shares, then, on the effective date of such combination, subdivision, distribution, or issuance, the number of Warrant Exercise Shares issuable on exercise of the Warrants shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in the outstanding Common Shares. Whenever the number of Warrant Exercise Shares subscribed upon the exercise of the Warrants is adjusted pursuant to this Section 4.2, the USD Exercise Price shall be adjusted (to the nearest cent (USD$0.000001)) by multiplying such USD Exercise Price immediately prior to such adjustment by a fraction (a) the numerator of which shall be the number of Warrant Exercise Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (b) the denominator of which shall be the number of Warrant Exercise Shares so purchasable immediately thereafter.
Section 4.4.Distributions. If the Company at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period fixes a record date for the making of a distribution to all holders of Common Shares of securities whether as dividends, interest on shareholders’ equity, capital reduction or repurchase of shares, evidences of indebtedness, assets, cash, rights or warrants (excluding issuance of Additional Common Shares referred to in Section 4.2), then, in each such case, the USD Exercise Price in effect prior to such record date shall be adjusted thereafter to the price determined by the following formula:
EP1 = EP0 x (CP0 - FV)/CP0
where
EP1    =    the USD Exercise Price in effect immediately following the application of the adjustments in this Section 4.3;
EP0    =    the USD Exercise Price in effect immediately prior to the application of the adjustments in this Section 4.3;
CP0    =    the Current Sale Price of the Common Shares on the last trading day preceding the first date on which the Common Shares trade regular way without the right to receive such distribution; and
FV    =    the amount of cash and/or the fair market value (in Brazilian reais) of the securities, evidences of indebtedness, assets, rights or warrants to be so distributed in respect of one Common Share, as reasonably determined in good faith by the Board of Directors, provided that any such amounts shall be converted into USD based on the USD/BRL Exchange Rate.
Such adjustment shall be made successively whenever such record date is fixed (an “Adjustment Event”). In such Adjustment Event, the number of Warrant Exercise Shares issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Warrant Exercise Shares issuable upon the exercise of each Warrant before such adjustment, and (2) the USD Exercise Price in effect immediately prior to the adjustment by (y) the new USD Exercise Price immediately following such adjustment.
In the event that such distribution is not so made, the USD Exercise Price and the number of Warrant Exercise Shares issuable upon exercise of the Warrants then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights, cash or warrants, as the case may be, to the USD Exercise Price that would then be in effect and the number of Warrant Exercise Shares that would then be issuable upon exercise of the Warrants if such record date had not been fixed.
Section 4.5.Pro Rata Repurchase Offer of Common Shares. If at any time after the issuance of the Warrants but prior to the expiration of the Exercise Period the Company consummates a Pro Rata Repurchase Offer of Common Shares, then the USD Exercise Price shall be reduced to the price determined by the following formula:
EP1 = EP0 x (OS0 x CP0 ) – AP
(OS0 – SP) x CP0
where
EP1    =    the USD Exercise Price in effect immediately following the application of the adjustments in this Section 4.4 (but in no event greater than EP0);
EP0    =    the USD Exercise Price in effect immediately prior to the application of the adjustments in this Section 4.4;
OS0    =    the number of Fully Diluted Common Shares outstanding immediately before consummation of such Pro Rata Repurchase Offer;
CP0    =    the Current Sale Price of a Common Share on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase Offer;
AP    =    the aggregate purchase price in Brazilian reais (including the fair market value, as reasonably determined in good faith by the Board of Directors, of any non-cash consideration included therein) paid for the Common Shares in the Pro Rata Repurchase Offer, provided that any such amounts shall be converted into USD based on the USD/BRL Exchange Rate; and
SP    =    the number of Common Shares so repurchased in the Pro Rata Repurchase Offer.
In such event, the Warrant Exercise Shares issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (x) the product of (1) the Warrant Exercise Shares issuable upon the exercise of each Warrant before such adjustment, and (2) the USD Exercise Price in effect immediately prior to the adjustment by (y) the new USD Exercise Price immediately following such adjustment. For the avoidance of doubt, no increase to the USD Exercise Price or decrease in the Warrant Exercise Shares issuable upon exercise of the Warrants shall be made pursuant to this Section 4.4.
Section 4.6.Reorganization, Reclassification, Consolidation, Merger or Sale. In connection with any Change of Control, prior to the expiration of the Exercise Period, the Registered Holder shall have the right to acquire and receive, upon exercise of such Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Change of Control (if the Registered Holder had exercised such Warrants immediately prior to such Change of Control) with respect to or in exchange, as applicable, for the number of Warrant Exercise Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Change of Control. The Company shall not effect any Change of Control unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Change of Control, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of Article V), the obligation to deliver to the Registered Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Registered Holder shall be entitled to receive upon exercise of the Warrants. The provisions of this Section 4.5 shall similarly apply to successive Changes of Control.
Section 4.7.Black Scholes Value. Notwithstanding anything contained in this Agreement, and provided that the Change of Control is other than one in which a successor entity (which may include the Company) that is a publicly traded corporation whose stock is quoted or listed for trading on a principal U.S. national securities exchange assumes the Warrants such that the Warrants shall be exercisable for the publicly traded common stock or equivalent securities of such successor entity, at the request of any Registered Holder delivered at any time commencing on the consummation of any Change of Control through the date that is thirty (30) days after the public disclosure of the consummation of such Change of Control by the Company pursuant to a Current Report on Form 6-K filed with the United States Securities and Exchange Commission, the Company or the surviving Person (as the case may be) shall purchase the Warrants from such Registered Holder on the later of (a) the date of such request, and (b) the date that is eleven (11) trading days immediately following consummation of the applicable Change of Control by paying to the Registered Holder a number of Common Shares for each Warrant equal to (i) the Black Scholes Value divided by (ii) the VWAP of the Common Shares on the Applicable Stock Exchange, for the ten (10) consecutive trading days commencing on (and including) the first full trading day immediately following the first public announcement of the applicable Change of Control. For the avoidance of doubt, no obligation of the Company or any surviving Person to purchase any Warrants, and no right of any Registered Holder to receive the Black Scholes Value, shall arise solely as a result of the announcement or public disclosure of a proposed Change of Control that is not subsequently consummated and the amount of value owed to the Registered Holder upon any Change of Control shall not in any event be calculated by reference to, or as the greater of, the trading price of the Common Shares and the value of the consideration to be received by shareholders in such Change of Control. The Company shall not effect any Change of Control unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Change of Control, shall assume, by written instrument substantially similar in form and substance to this Agreement in all material respects (including with respect to the provisions of Article V), the obligation to make such payment to the Registered Holder in accordance with the foregoing provision. The provisions of this Section 4.6 shall similarly apply to successive Changes of Control.
Section 4.8.Notice of Adjustments. Whenever the number and/or kind of Warrant Exercise Shares or the Exercise Price is adjusted (through an adjustment to the USD Exercise Price) as herein provided, the Company shall prepare a written statement setting forth the adjusted number and/or kind of shares issuable upon the exercise of the Warrants and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which such adjustment was made, and shall disclose such information to the Registered Holder of the Warrants by means of a notice to the market (comunicado ao mercado) duly published by the Company in its investor relations website in accordance with applicable Brazilian laws and regulations. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
Section 4.9.Deferral or Exclusion of Certain Adjustments. No adjustment to the USD Exercise Price or the number of Warrant Exercise Shares shall be required hereunder unless such adjustment together with other adjustments carried forward as provided below, would result in an increase or decrease of at least one percent (1%) of the applicable USD Exercise Price or the number of Warrant Exercise Shares; provided that any adjustments which by reason of this Section 4.8 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the par value of the Common Shares. All calculations under this Section shall be made to the nearest one one-thousandth (1/1,000) of one cent (USD$0.01) or to the nearest one one-thousandth (1/1,000) of a share, as the case may be.
ARTICLE V.

TRANSFER AND EXCHANGE OF WARRANTS
Section 5.1.Registration of Transfers and Exchanges.
(a)Transfer and Exchange of Warrants. The Warrants may be Transferred or exchanged starting from the Final Class 6 Claims Reconciliation Date, in accordance with applicable law. When the a Warrant presented to the Bookkeeping Agent with a written request to (i) register the Transfer of such Warrants, or (ii) exchange such Warrants for other authorized denominations, the Company shall register the Transfer or make the exchange; provided, that (a) the Bookkeeping Agent shall have received a written request of Transfer duly executed by the Registered Holder thereof or by his attorney, duly authorized in writing along with evidence of authority that may be required by the Company, and (b) if reasonably requested by the Company, the Company shall have received a written opinion of counsel reasonably acceptable to the Company that such Transfer is in compliance with the Securities Act, and in each case subject to the transfer restrictions set forth in Section 5.1(b).

(b)Restrictions on Transfer. No Warrants shall be sold, exchanged or otherwise Transferred (i) in violation of the Securities Act or state securities laws of Unites States or the Company’s articles of incorporation or (ii) to any person other than a Permitted Transferee. Any Transfer or purported Transfer of any Warrants in violation of this Section 5.1(b) shall be void ab initio and of no effect.
Section 5.2.Obligations with Respect to Transfers and Exchanges of the Warrants.
(a)All Warrants issued upon any registration of Transfer or exchange shall be the valid obligations of the Company, entitled to the same benefits under this Agreement upon such registration of Transfer or exchange. No service charge shall be made to a Registered Holder for any registration, Transfer or exchange of any Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other charge that may be imposed on the Registered Holder in connection with any such exchange or registration of Transfer.
(b)The Warrants will be admitted to trading in the Brazilian Stock Exchange in order to comply with the applicable regulation of securities markets. The Warrants are subject to private placement, without any public offering efforts or intermediation by financial institutions that are part of the distribution system, and therefore are not subject to Article 19 of Law 6,385/1976, CVM Resolution 160/2022, or CVM Resolution 161/2022
Section 5.3.Fractional Warrants. The Bookkeeping Agent shall not effect any registration of Transfer or exchange which would result in the issuance of a fraction of a Warrants.
ARTICLE VI.

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS
Section 6.1.No Rights or Liability as Stockholder. Nothing contained herein shall be construed as conferring upon the Registered Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. The vote or consent of any Registered Holder shall not be required with respect to any action or proceeding of the Company and no Registered Holder shall have any right not expressly conferred hereunder or under, or by applicable Law with respect to, the Warrants held by such Registered Holder. No Registered Holder, by reason of the ownership or possession of a Warrants, shall have any right to receive any cash dividends, stock dividends, allotments or rights or other distributions paid, allotted or distributed or distributable to the holders of Common Shares or prior to, or for which the relevant record date preceded, the date of the exercise of such Warrants. No provision thereof and no mere enumeration therein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
Section 6.2.Notice to Registered Holders. The Company shall give notice to the Registered Holder by regular mail, and prompt written notice thereof to the Initial Holder, if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

(a)the payment of any dividend payable in any securities upon Common Shares or the making of any distribution (other than a regular quarterly cash dividend) to all holders of Common Shares;
(b)the issuance to all holders of Common Shares of any additional Common Shares or of rights, options or warrants to subscribe for or purchase Common Shares or of any other subscription rights, options or warrants;
(c)a Pro Rata Repurchase Offer;
(d)a Change of Control;
(e)a dissolution, liquidation or winding up of the Company; or
(f)the occurrence of any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article IV.
Such giving of notice shall be initiated at least ten (10) days prior to the date fixed as the record date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or of the stockholders entitled to vote on such Change of Control, dissolution, liquidation or winding up, the proposed effective date of a Pro Rata Repurchase Offer or any other event that would result in an adjustment to the Exercise Price or the number of Warrant Exercise Shares issuable upon exercise of the Warrants under Article IV. Such notice shall specify such record date or the date of closing the stock transfer books or proposed effective date, as the case may be. Failure to provide such notice shall not affect the validity of any action taken. For the avoidance of doubt, no such notice (or the failure to provide it to any Registered Holder) shall supersede or limit any adjustment called for by Article IV by reason of any event as to which notice is required by this Section 6.2.
Section 6.3.Cancellation of Warrants. If the Company shall purchase or otherwise acquire the Warrants, such Warrants shall be cancelled and retired by appropriate notation on the Warrant Register.
ARTICLE VII.

MISCELLANEOUS
Section 7.1.Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Initial Holder and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the Company or its respective heirs, legal representatives, successors or assigns or the Initial Holder or and Permitted Transferee thereof, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 7.2.Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail (return receipt requested, postage prepaid), by private courier service, by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, four (4) Business Days after the date of mailing, (ii) if sent by private courier service, two (2)

Business Days after being sent, (iii) if delivered personally, when so delivered, or (iv) if sent by facsimile transmission, on the Business Day after such facsimile is transmitted, in each case as follows:
if to the Initial Holder, to:
U.S. Bank Trust National Association
Attn: Dave Diaz
1025 Connecticut Ave. NW, Ste. 510
Washington, D.C. 20035
Email: dave.diaz@usbank.com
with a copy to:
Faegre Drinker Biddle & Reath LLP
Attn: Laura E. Appleby
1177 Avenue of the Americas, 43rd Fl.
New York, NY 10036
Email: laura.appleby@faegredrinker.com
if to the Company, to:
Edifício Jatobá, 8th floor, Castelo Branco Office Park
Avenida Marcos Penteado de Ulhôa Rodrigues, 939
Tamboré, Barueri, São Paulo, SP, 06460-040, Brazil
Fax:    +55 11 4134-9890
Attn:    Raphael Linares Felipe
    Edson Massuda Sugimoto
Email:    raphael.linares@voeazul.com.br
    edson.massuda@voeazul.com.br
with copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn:    Timothy Graulich
        Jarret Erickson
        Richard J. Steinberg
        Andrew Frisoli
Email:     timothy.graulich@davispolk.com
        jarret.erickson@davispolk.com
        richard.steinberg@davispolk.com
        andrew.frisoli@davispolk.com

if to any Registered Holder other than the Initial Holder, at his, her, or its address as it appears in the Warrant Register and, if different, at the address appearing in the records of the transfer agent or registrar for the Common Shares.
Section 7.3.Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holder, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns.
Section 7.4.Examination of this Agreement. A copy of this Agreement, and of the entries in the Warrant Register relating to such Registered Holder’s Warrants, shall be available at all reasonable times at an office designated for such purpose by the Initial Holder, for examination by the Registered Holder of any Warrants.
Section 7.5.Counterparts. This Agreement may be executed in any number of original or facsimile or electronic PDF counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
Section 7.6.Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.
Section 7.7.Amendments.
Section 7.8.(a) Subject to Section 7.7(b) below, this Agreement may not be amended or modified except in writing signed by the Company and the Initial Holder; provided, that no amendment that is, or could reasonably be expected to be, adverse to any person that was a Backstop Commitment Party as of the Effective Date (in such capacity) or to any shareholder, including any amendment or modification that adversely affects any rights, protections or payment obligations of the Company under this Agreement, shall be effective without the prior written consent of the Strategy Committee;
Section 7.9.(b) The Company may from time to time supplement or amend this Agreement or the Warrants, with the prior written consent of Requisite Holders; provided, however, that the consent of each Registered Holder adversely affected thereby shall be required for any amendment that (i) reduces the term of the Warrants (or otherwise modifies any provisions pursuant to which the Warrants may be terminated or cancelled), (ii) increases the Exercise Price and/or decreases the number of Warrant Exercise Shares (or, as applicable, the amount of such other securities and/or assets) deliverable upon exercise of the Warrants, other than such increases and/or decreases that are made pursuant to Article V or (iii) modifies, in a manner adverse to the Registered Holder generally, the material anti-dilution provisions set forth in Article V.
Section 7.10.(c) Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 7.7 shall be binding upon all

Registered Holder and upon each future Registered Holder and the Company. In the event of any amendment, modification or waiver, the Company shall give prompt notice thereof to all Registered Holder. Any failure of the Company to give such notice or any defect therein shall not, however, in any way impair or affect the validity of any such amendment.
Section 7.11.No Inconsistent Agreements; No Impairment. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Registered Holder in this Agreement. The Company represents and warrants to the Registered Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company shall not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Registered Holder against impairment.
Section 7.12.Integration/Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company and the Initial Holder in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Warrants. This Agreement supersedes all prior agreements and understandings between the parties with respect to the Warrants.
Section 7.13.Governing Law, Etc. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of Brazil and for all purposes shall be governed by and construed in accordance with the laws of Brazil.
Section 7.14.Arbitration. Any controversy, dispute, question, doubt, or conflict of any nature arising out of or related directly or indirectly to this Agreement (“Dispute”), involving the Company, the Initial Holder, any other Registered Holder, or any of their respective successors and assigns, will be resolved by arbitration or the courts of the State of New York located in New York County and of the U.S. federal courts located in the Southern District of New York, as set forth in this Section 7.11.
(a)Any Dispute involving issues of Brazilian law shall be resolved by arbitration that shall be managed by the International Chamber of Commerce (“Arbitral Tribunal”) and conducted in accordance with its procedural rules (“ICC Rules”). The Arbitral Tribunal shall decide based on the rules and principles of substantive law of the Federal Republic of Brazil, without regard to conflict of law principles. The Arbitral Tribunal shall consist of three (3) arbitrators, and each party (claimant on one side and respondents on the other) shall appoint an arbitrator. The third arbitrator, who shall chair the Arbitral Tribunal, will be jointly appointed by the other arbitrators appointed by the affected parties. If there is no agreement between the arbitrators with respect to the appointment of the chairman of the Arbitral Tribunal, within the time prescribed by the ICC Rules, the chairman of the Arbitral Tribunal shall be appointed according to the provisions of the ICC Rules. The seat of the Arbitral Tribunal shall be the City of New York, State of New York, and the arbitration shall be conducted in English. The arbitral award shall be written in English. The affected parties shall bear the costs of arbitration, including the arbitrators’ fees, based on the proportion to be determined by the Arbitral Tribunal or, in the absence of such determination, the losing party shall bear the costs of the arbitration, as well as reimburse the other affected parties of any and all expenses relating to the arbitration, including, without limitation, the arbitrators’ fees and any other amounts, costs and expenses.
(b)Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.
Section 7.15.Termination. This Agreement will terminate on the earlier of (i) such date when all Warrants have been exercised with respect to all shares subject thereto, or (ii) the expiration of the Exercise Period.
Section 7.16.Waiver of Trial by Jury. Each party hereto, including each Registered Holder by its receipt of a Warrant, hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.
Section 7.17.Remedies. The Company hereby agrees that, in the event that the Company violates any provisions of the Warrants (including the obligation to deliver Common Shares upon the exercise thereof), the remedies at law available to the Registered Holder of such Warrant may be inadequate. In such event, the Requisite Holders and, other than in the event the Company fails to deliver Warrant Exercise Shares upon a Registered Holder’s exercise of its Warrants (which shall not require the consent of the Requisite Holders), with the prior written consent of the Requisite Holders, the Registered Holder of such Warrants, shall have the right, in addition to all other rights and remedies any of them may have, to specific performance and/or injunctive or other equitable relief to enforce the provisions of this Agreement and the Warrants.
Section 7.18.Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby; provided, however, that if any such excluded provision shall adversely affect the rights, immunities, duties or obligations of the Initial Holder, the Initial Holder shall be entitled to immediately resign.
Section 7.19.Confidentiality. The Initial Holder and the Company agree that the Warrant Register and personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or carrying out of this Agreement, shall remain confidential and shall not be voluntarily disclosed to any other person, except agents of the Initial Holder and the Company and as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), pursuant to the requirements of the CVM or the SEC, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned parties hereto as of the date first above written.

Azul S.A. as Issuer
By:	/s/ John Peter Rodgerson
Name: John Peter Rodgerson
Title: Chief Executive Officer

GUC Trust as Qualifying Holder
By:	/s/ Dave Diaz
Name: Dave Diaz
Title: Vice President, U.S. Bank Trust National Association

EXHIBIT A
EXERCISE FORM FOR REGISTERED HOLDER HOLDING
DIRECT REGISTERED WARRANT
(To be executed upon exercise of Warrant)
The undersigned Registered Holder, being the holder of the Warrant of reorganized Azul S.A., issued pursuant to that certain Warrant Agreement, dated as of February [19], 2026 (the “Warrant Agreement”),1 by and among reorganized Azul S.A. (the “Company”), and the GUC Trust, as the Initial Holder, hereby irrevocably elects to exercise the Warrant for the purchase of the number of common shares, no par value per share (“Common Shares”), indicated below:
herewith tenders payment for              of Common Shares / ADSs (circle one) to the order of reorganized Azul S.A. in the amount of USD$ in accordance with the terms of the Warrant Agreement.
herewith tenders payment for ___ Warrants in exchange for Common Shares / ADSs (circle one) pursuant to the cashless exercise provisions of Section 3.3(c) of the Warrant Agreement to the order of reorganized Azul S.A. in the amount of R$_____.
The undersigned requests that the Warrant Exercise Shares, the net number of Common Shares issuable upon exercise of the Warrants pursuant to the cashless exercise provisions of Section 3.3(c) of the Warrant Agreement, be issued in the name of the undersigned Registered Holder or as otherwise indicated below:

Name
Address

If said number of exercised Warrants shall not be all the Warrants held by the undersigned, the undersigned requests that the balance of such Warrants shall be issued in the name of the undersigned Registered Holder or as otherwise indicated below:

Name
Address

Dated: ,	20__	[REGISTERED HOLDER]
By: Name: Title:

1     Capitalized terms used but not defined shall have the meaning given to them in the Warrant Agreement.

ANNEX A
Azul Illustrative Capitalization Table

ANNEX B

Illustrative Black-Scholes Value Calculation